As filed with the Securities and Exchange Commission on August 20, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________
Virtus Investment Partners, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26-3962811 (I.R.S. Employer Identification Number)
_________________________
One Financial Plaza
Hartford, CT 06103
(Address of principal executive offices including zip code)
_________________________

Amended and Restated Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan
(Full title of the plan)
_________________________
George R. Aylward
President and Chief Executive Officer
Virtus Investment Partners, Inc.
One Financial Plaza
Hartford, CT 06103
(800) 248-7971
(Name and address, including zip code, and telephone number, including area code, of agent for service)
__________________________

Copies to:

Wendy J. Hills
Executive Vice President, Chief Legal Officer, General Counsel and Secretary
Virtus Investment Partners, Inc.
One Financial Plaza
Hartford, CT 06103
(800) 248-7971
_________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer ☐
Non-accelerated filer	☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.01 per share	550,000 shares	$298.35	$164,092,500	$17,902

(1)	Covers 550,000 shares of common stock of Virtus Investment Partners, Inc. (the “Company”), $0.01 par value per share (“Common Stock”), approved for issuance under the Amended and Restated Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan (the “Plan”), and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of Common Stock that may be issuable as a result of a stock split, stock dividend or similar transactions under the Plan
(2)	Estimated pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the amount of the registration fee on the basis of the average of the high and low prices per share of the Company’s Common Stock reported on The Nasdaq Stock Market LLC on August 19, 2021

EXPLANATORY NOTE

On May 14, 2021, at the annual meeting of shareholders of Virtus Investment Partners, Inc. (the “Company”), the Company’s shareholders approved an amendment (the “Amendment”) to the Amended and Restated Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan (the “Plan”) which amended the Plan to increase the number of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), that may be issued under the Plan by 550,000 Shares from the 2.82 million Shares previously authorized for issuance under the Plan. As a result, the total number of Shares authorized for issuance under the Plan is 3.37 million Shares. This Registration Statement on Form S-8 relates to the additional 550,000 Shares authorized for issuance under the Plan pursuant to the Amendment.

Pursuant to General Instruction E to Form S-8, the contents of the Company’s Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) relating to the Plan (Registration Nos. 333-156516, 333-212050 and 333-233500), including the information contained therein, is hereby incorporated by reference into this Registration Statement on Form S-8 (the “Registration Statement”), except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by the Company are hereby incorporated by reference in this Registration Statement:
(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed on February 26, 2021;
(b) the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, filed on May 6, 2021, and June 30, 2021 filed on August 6, 2021;
(c) the Company’s Current Report on Form 8-K filed on February 5, 2021; February 17, 2021; March 1, 2021; April 16, 2021; May 3, 2021; May 17, 2021; and June 28, 2021 (solely with respect to Item 8.01); and
(d) the description of the Common Stock, which is contained in Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 27, 2020, including any amendment or report filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.
Wendy J. Hills, Esq. Executive Vice President, Chief Legal Officer, General Counsel and Secretary of the Company, has given her opinion about certain legal matters affecting the Plan in this Registration Statement. Ms. Hills is a participant in the Plan and owns, or has the right to acquire, a number of Shares which represents less than 1% of the total outstanding Shares of the Company.

Item 8. Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

4.1	Second Amended and Restated Certificate of Incorporation of Virtus Investment Partners, Inc., dated December 18, 2008 (incorporated by reference to Exhibit 3.1 of the Registrant’s Amendment No. 4 to Form 10, filed December 19, 2008).

4.2	Amended and Restated Bylaws of the Registrant, as amended on February 14, 2018 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed February 16, 2018).

4.3	Amended and Restated Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan as amended (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed May 17, 2021).

5.1*	Opinion of Wendy J. Hills, Esq.

23.1*	Consent of Wendy J. Hills, Esq. (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Power of Attorney (included in the signature page to this Registration Statement).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on August 20, 2021.

VIRTUS INVESTMENT PARTNERS, INC.

By:	/s/ George R. Aylward
Name: George R. Aylward
Title: President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of George R. Aylward and Michael A. Angerthal, or any one of them, as the undersigned’s true and lawful attorney-in-fact, with full power of substitution and resubstitution, for the undersigned and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 18, 2021.

Signature	Title

/s/ George R. Aylward	President, Chief Executive Officer and Director
George R. Aylward	(Principal Executive Officer)

/s/ Michael A. Angerthal	Chief Financial Officer
Michael A. Angerthal	(Principal Financial Officer and Principal Accounting Officer)

/s/ Timothy A. Holt	Director and Non-Executive Chairman
Timothy A. Holt

/s/ Peter L. Bain	Director
Peter L. Bain

/s/ Susan S. Fleming	Director
Susan S. Fleming

/s/ Paul G. Greig	Director
Paul G. Greig

/s/ Melody L. Jones	Director
Melody L. Jones

/s/ W. Howard Morris	Director
W. Howard Morris

/s/ Stephen T. Zarrilli	Director
Stephen T. Zarrilli